FORM 5 U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).

  X   Form 3 Holdings Reported
----
      Form 4 Transactions Reported
----

1.       Name and Address of Reporting Person

         Smith,              Alan                    M.
    --------------------------------------------------------------
         (Last)            (First)                   (Middle)

         22/12 Russell Gardens
         ---------------------------------------------------------
                           (Street)

         Edinburgh, Scotland                          EH12 5PP
         ---------------------------------------------------------
         (City)            (State)                   (Zip)

2.       Issuer Name and Ticker or Trading Symbol

         Executive Help Services, Inc.               EHSV.OB

3.       IRS or Social Security Number of Reporting Person (Voluntary)

4.       Statement for Month/Year

         March 31, 2001

5.       If Amendment, Date of Original (Month/Year)

6.       Relationship of Reporting Person to Issuer (Check all applicable)

           X      Director                                 10% Owner
         -----                                       -----

           X      Officer (give title below)               Other (specify below)
         -----                                       ------

                  Former officer and director


Table 1-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


                  2. Trans-     3. Transac-     4. Securities Acquired        Amount of          Owner-     Nature
1.  Title of      action        tion Code       (A) or Disposed of (D)        Securities         ship       of
Security          Date          ---------                                     Beneficially       Form:      Indirect
--------          (Month/                       Amount        (A) or   Price  Owned at           Direct     Beneficial
                  Day/                          -----         (D)      -----  End of             (D) or     Ownership
                  Year)                                       -----           Issuer's           Indirect   ---------
                  -----                                                       Fiscal             (I)
                                                                              Year               --------
                                                                              ------
Common            11/01/2000    P               3,000,000      D              250,000             I         *


* Shares held by Certum Limited, a Jersey, Channel Island corp owned by Whistler Trust, of which Mr. Smith is the sole beneficiary




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                  2. Conver-    3. Trans-   4. Trans-  5.Number of       6.Date Exer-
                  sion or        action     action     Derivative        cisable and
                  Exercise      Date        Code       Securities Ac-    Expiration
                  Price of      (Month/     -----      quired (A) or     Date (Month/
1. Title of       Deriv-        Day/                   Disposed of (D)   Day/Year)
Derivative        ative         Year)
Security          Security      ------                 (A)      (D)      Date      Expira-
--------          --------                             ---      ---      Exer-     tion
                                                                         cisable   Date
                                                                         -------   -----
None



1.  Title of         7. Title and Amount of    8. Price of      9. Number of    10.Ownership      11. Nature of
Derivative           Underlying Securities     Derivative       Derivative      of Derivative     Indirect
Security (con't)                               Security         Securities      Security:         Beneficial
----------------     Title    Amount or        --------         Beneficially    Direct (D) or     Ownership
                     -----    Number of                         Owned at End    Indirect (I)      ---------
                              Shares                            of Year         ------------
                              --------                          -------

None



Explanation of Responses:

/s/ Alan M. Smith                           6/21/2001
---------------------------------------     -------
**Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).